Exhibit 15.5

April 1, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of the annual report on Form 20-F dated April [1], 2022, of Orange and are in agreement with the statements contained in the first, second, fourth and sixth paragraphs under the section "Change in Registrant’s Certifying Accountant" therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG Audit